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                                                                Exhibit 10.22


                              CONSULTING AGREEMENT

                                                          Date: January 5, 1994


Michael Ashkin
c/o Darby Group Companies, Inc.
100 Banks Avenue
Rockville Center, NY 11570

Dear Michael:

        RiboGene, Inc. (the "Company") wishes to obtain your services as a consultant on the matters described on Exhibit A attached hereto. This letter shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide.

                1. Term and Termination. This agreement shall become effective on the date hereof and shall terminate on the date six (6) years from the date set forth above; provided, however, that this Agreement may be terminated by any party if the other party hereto materially breaches any term in this Agreement or the exhibit hereto and such breach is not cured within thirty (30) days after the receipt of notice of such breach; provided, however, that if you dispute that your have materially breached this Agreement, the cure period shall commence from the date it is determined by an arbitrator or arbitrators (under
Section 10) that you have in fact materially breached this Agreement, and provided, further, however, that in the event of your death or disability or in the event that you terminate this Agreement by reason of a material breach by the Company as above provided, then the consideration otherwise payable to you hereunder shall continue to be paid to you or your estate, as the case may be. Notwithstanding the foregoing, if it shall be determined that you have materially breached this Agreement or the Non-Competition Agreement of even date herewith between you and the Company, and such breach(es) is (are) not cured within the applicable cure period, the Company shall be under no obligation to continue to make payments to you or your estate hereunder after such cure period has lapsed.

                2. Consideration. As consideration for your services and other obligations, you will be paid as set forth on Exhibit A attached hereto for consulting on the matters described herein.

                3. Support. As additional consideration for your services hereunder, the Company will provide you with such support facilities and space as may be required in the Company's judgment to enable you to properly perform your services hereunder.

                4. Independent Contractor. Your relationship with the Company will be that of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will Company make deductions from payments made to you for taxes, which will be your responsibility. You will have no authority to enter into contracts that
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bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

        5. Report to President. All services to be performed by you will be as agreed between you and the President of the Company and may be rendered via telephone at mutually convenient times. You will be required to report to the President of the Company concerning your services performed under this agreement.

        6. Confidentiality. You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this agreement or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to you by the Company. You will not remove any of the Company's property from the Company premises without permission from the Company. When requested by the Company and in all events at the termination or expiration of this agreement, you will return to the Company any of the Company's property that has come into your possession during the term of this agreement, unless authorization from the Company to keep such property has been received. Your obligations under this Paragraph 6 will survive termination of this agreement.

        7. Amendment. Any amendment to this agreement must be in writing signed by you and the Company.

        8. Notices. All notices, requests and other communications called for by this agreement shall be deemed to have been given if made in writing and personally delivered or mailed, postage prepaid, if to you at the address set forth above and if to the Company at 21375 Cabot Boulevard, Building B, Hayward, California 94545, Attention: President, or to such other addresses as either party shall specify to the other.

        9. Governing Law. The validity, performance and construction of this agreement shall be governed by the laws of the State of California.

       10. Arbitration. By signing this agreement, you acknowledge and understand that any disagreement regarding this agreement will be determined by submission to arbitration pursuant to the rules of the American Arbitration Association, and not by a lawsuit or resort to court process proceedings. Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction. All parties to this Agreement, by entering into it, are giving up any right to have any such dispute decided in a court before a jury, and instead are accepting the use of arbitration. Costs of the arbitration, including without limitation attorney fees, shall be paid as allocated by the arbitrator(s).

       11. Prior Agreements. This agreement supersedes any prior consulting or other agreements between you and the Company.


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        If this agreement is satisfactory, you should execute and return the original and one copy to us, retaining the third copy for your file.


                                Very truly yours,



                                RIBOGENE, INC.


                                By:  /s/   [SIGNATURE]
                                    -------------------------------


                                Title:  President
                                     ------------------------------





AGREED TO AND ACCEPTED


/s/  MICHAEL ASHKIN
-----------------------
Michael Ashkin




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                                   EXHIBIT A

                       DESCRIPTION OF INITIAL CONSULTING

                            MATTERS AND COMPENSATION


Consulting Fee: Consultant shall be paid an aggregate amount of $1,000,000 through the termination of the Agreement, with such amount payable in equal quarterly installments of $50,000 each commencing January 1, 1995 and on the first day of each subsequent calendar quarter thereafter until such installments paid aggregate to $1,000,000.


Project: Consultant shall advise and assist the Company on matters relating to the successful introduction and marketing of RiboGene products (primarily those products purchased from Hyline Laboratories, Inc.).